UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2013

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Marchex, Inc. (“Marchex”) intends to file a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) during the month of December 2013 to offer to the public from time to time in one or more offerings up to $50 million of its Class B common stock, at prices and on terms that Marchex will decide at the time of any offering. In addition, under the shelf registration, certain of Marchex’s stockholders may offer for resale to the public from time to time in one or more offerings up to 3.5 million shares of Marchex’s Class B common stock owned by them at prices and on terms to be determined at the time of any such offering.

The registration statement on Form S-3 has not yet been filed with the SEC. The securities may not be sold and offers to buy may not be accepted prior to the time such registration statement becomes effective. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Additionally, each of Russell C. Horowitz, Marchex’s Chairman and Chief Executive Officer, and Ethan A. Caldwell, Marchex’s General Counsel and Chief Administrative Officer, intend to establish new sales plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), to provide for sales in the event such shares are not first resold pursuant to the shelf registration statement described above and these new Rule 10b5-1 plans would terminate upon the resale of such shares under such registration statement.

Under the new Rule 10b5-1 plans, (i) Mr. Horowitz may sell up to a maximum of 1,200,000 shares over a period of up to twelve (12) months commencing April 1, 2014 which, if the maximum is sold, represents approximately 15% of Mr. Horowitz’s current direct and indirect holdings of Marchex common stock, approximately 4% of the currently outstanding Class B common stock of Marchex and approximately 3% of the currently outstanding total common stock of Marchex, and (ii) Mr. Caldwell may sell up to a maximum of 100,000 shares over a period of up to four (4) months commencing April 1, 2014 which, if the maximum is sold, represents approximately 12% of Mr. Caldwell’s current direct and indirect holdings of Marchex common stock, less than 1% of the currently outstanding Class B common stock of Marchex and less than 1% of the currently outstanding total common stock of Marchex.

These plans will provide (i) for pre-determined sales of a portion of their Marchex common stock as part of their individual long-term asset diversification and liquidity strategies, subject to certain contingencies, and (ii) for sales of specified share amounts at specific market prices, subject to certain limitations (including minimum stock prices), and require that such sales be disclosed publicly through appropriate filings with the SEC.

Marchex permits its directors, officers and certain employees to enter into stock trading plans with respect to Marchex common stock which are intended to qualify for the safe harbor under Rule 10b5-1, subject to Marchex’s applicable guidelines and policies on insider trading. The Rule 10b5-1 plans identified above will be adopted in accordance with Marchex’s Code of Conduct for all officers, directors and employees. Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information. Such plans allow insiders to diversify their holdings and to minimize the market impact of stock sales by spreading them out over time.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2013	MARCHEX, INC.

	By:	/s/ RUSSELL C. HOROWITZ
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer